EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

And Supplementary Information

To the Participants and Administrators
RMI Titanium Company Bargaining Unit Employee
   Savings and Investment Plan

We have audited the accompanying statement of net assets available for benefits of the RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan (the “Plan”) as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan as of December 31, 2004, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplementary schedule is the responsibility of the Plan’s management. The supplementary schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ BEARD MILLER COMPANY LLP

Pittsburgh, Pennsylvania
June 24, 2005

Report of Independent Registered Public Accounting Firm

To the Participants and Plan Administrator
of RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan:

In our opinion, the accompanying statement of net assets available for benefits for at December 31, 2003 presents fairly, in all material respects, the net assets available for benefits of RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan (the “Plan”) at December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Plan’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Pittsburgh, PA
June 29, 2005

RMI TITANIUM COMPANY
BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2004 AND 2003

	2004	2003
Investments, at fair value	$16,201,532	$17,134,965
Participant loans, at cost	334,415	700,922
Employee contributions receivable	64,532	17,484

Net assets available for benefits	$16,600,479	$17,853,371

The accompanying notes are an integral part of these financial statements.

RMI TITANIUM COMPANY
BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2004

2004
Employee contributions	$69,591

Investment income:
Interest and dividends	439,332
Net appreciation in fair value of investments	894,973

Total Investment Income	1,334,305
Transfers	(55,176)

Total additions	1,348,720
Participants’ benefits paid	(2,601,612)

Increase in net assets	(1,252,892)
Net assets available for benefits
Beginning of year	17,853,371

End of year	$16,600,479

The accompanying notes are an integral part of these financial statements.

RMI TITANIUM COMPANY
BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES:

The financial statements of the RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan (the Plan) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan:

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

INVESTMENTS

Investments in funds managed by Fidelity Management Trust Company (Fidelity) and the RTI International Metals, Inc. common stock are valued at fair market value based on public and Fidelity published quotations. Security transactions are recorded as of the trade date. Participant loans receivable are stated at cost which approximates fair value. Interest and dividend income are recorded on the accrual basis.

NOTES TO FINANCIAL STATEMENTS (continued)

INVESTMENTS (continued)

Investments greater than 5% of the net assets available for benefits as of the end of the Plan year are as follows:

	2004	2003
* Fidelity Magellan Fund	$6,718,351	$7,186,176
* Fidelity Managed Income Portfolio	4,352,435	5,089,080
* RTI International Metals, Inc. Common Stock	1,153,916	899,866
* Fidelity Low Priced Stock Fund	1,118,676	891,449
* Fidelity Growth and Income Fund	903,584	1,124,206
* Spartan U.S. Equity Index Fund	873,086	1,108,704

* - Represents a party-in-interest

During 2004, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

2004
Mutual funds	$741,562
Common stock	153,411

$894,973

NET APPRECIATION (DEPRECIATION) IN FAIR VALUE OF INVESTMENTS

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of investments, which consists of realized gains and losses from sales of investments and the unrealized appreciation and depreciation in the fair value of its investments.

CONTRIBUTIONS

Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not funded by the plan sponsor are recorded as contributions receivable.

ADMINISTRATIVE EXPENSES

Administrative costs of the Plan are absorbed by the plan sponsor.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

RECLASSIFICATIONS

Certain 2003 amounts have been reclassified to conform with the 2004 financial statement presentation. These reclassifications had no effect on the previously reported change in net assets available for benefits.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 2 – DESCRIPTION OF PLAN:

GENERAL

RMI Titanium Company (the “Company”) is the Plan sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951.

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals and other important features of the Plan.

The Plan is a defined contribution plan covering full-time union represented employees who are at least 21 years of age, have completed three months of service, and are hourly employees of RMI Titanium Company covered by the collective bargaining agreement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

Participants may contribute from 1% to 25% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (IRC). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the recordkeeper directly or by accessing their accounts via the internet. Participants are 100% vested in their accounts at all times.

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

•	Retirement;

•	Termination of employment with the Company; or

•	Death

Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (IRS) guidelines in effect at the time of the withdrawal.

NOTES TO FINANCIAL STATEMENTS (continued)

PARTICIPANT LOANS RECEIVABLE

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loans are treated as a transfer (from) the investment fund to the Participant Loans Receivable fund. Loan repayment terms range from one month to five years and are secured by the balance in the participant’s account. Loans bear interest at a rate commensurate with the current market rate when made.

TRANSFERS

Transfers represent the net of transfers into the Plan from other plans and out of the Plan to other plans.

ADMINISTRATION

The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses for the Plan, including legal and audit fees, are paid by the Company and, as such, are not expenses of the Plan.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time subject to the provisions of the collective bargaining agreement. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTE 3 – INCOME TAXES:

The Plan is operated under a prototype non-standardized 401(k) profit sharing plan prepared by Fidelity Management and Research Company. The prototype plan obtained its latest determination letter on October 9, 2003, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan administrator and the Plan’s advisors believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

NOTE 4 – RELATED PARTY TRANSACTIONS:

Certain investments of the Plan are managed by Fidelity, the trustee of the Plan. The Plan also invests in common stock of the Company. These represent party-in-interest transactions.

Schedule H, line 4i
SCHEDULE OF ASSETS
(Held at End of Year)
RMI TITANIUM COMPANY
BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2004
EIN: 31-0875005, PLAN #: 006

			**
(a)	Identity of issue (b)	Description of investment (c)	Cost (d)	Current Value (e)
*	Fidelity Magellan Fund	Mutual Fund	N/A	$6,718,351
*	Fidelity Growth and Income Fund	Mutual Fund	N/A	903,584
*	Fidelity Low Priced Stock Fund	Mutual Fund	N/A	1,118,676
*	Fidelity Worldwide Fund	Mutual Fund	N/A	418,895
*	Fidelity Mid-Cap Stock Fund	Mutual Fund	N/A	67,123
*	Fidelity Freedom Income Fund	Mutual Fund	N/A	56,833
*	Fidelity Freedom 2000 Fund	Mutual Fund	N/A	1,597
*	Fidelity Freedom 2010 Fund	Mutual Fund	N/A	51,995
*	Fidelity Freedom 2020 Fund	Mutual Fund	N/A	95,658
*	Fidelity Freedom 2030 Fund	Mutual Fund	N/A	5,037
*	Fidelity Freedom 2040 Fund	Mutual Fund	N/A	4,843
*	Fidelity Managed Income Portfolio	Mutual Fund	N/A	4,352,435
*	Spartan U.S. Equity Index Fund	Mutual Fund	N/A	873,086
*	Fidelity Ginnie Mae Fund	Mutual Fund	N/A	379,503
*	RTI International Metals, Inc. Stock Account	Common Stock	N/A	1,153,916
*	Participant Loans	Interest Rates High 8.75%, Low 6.00%	$0	334,415

			TOTAL:	$16,535,947

*	Party-in-interest.

**	Historical cost has not been presented as all investments are participant directed.